UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)                 December 17, 2004

SEACOR Holdings Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-12289	13-3542736
(Commission File Number)	(IRS Employer Identification No.)

11200 Richmond, Suite 400 Houston, Texas	77082
(Address of Principal Executive Offices)	(Zip Code)

(281) 899-4800

(Registrant’s Telephone Number, Including Area Code)

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

On December 17, 2004, SEACOR Holdings Inc. (the “Company”), as issuer, and U.S. National Bank Association, as trustee, entered into an indenture (the “Indenture”) pursuant to which the Company issued an aggregate principal amount of $250,000,000 of its 2.875% convertible senior debentures due December 15, 2024 (the “Debentures”), pursuant to the exemption from the registration requirements afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Act”).  The Indenture is attached hereto as Exhibit 4.1.

Interest of 2.875% per annum from December 17, 2004 on the Debentures is payable semi-annually on June 15 and December 15 of each year, commencing June 15, 2005.  Beginning December 15, 2011, contingent interest is payable during any subsequent semi-annual interest period if the average market price of the Debentures is equal to or exceeds 120% of their principal amount.  The amount of contingent interest payable for any such period will be equal to 0.35% per annum of such average market value of the Debentures.

The Debentures are convertible at any time prior to the close of business on the day before the maturity date, initially into 13.6705 shares of the Company’s common stock for each $1,000 principal amount of Debentures, representing a conversion price of approximately $73.15 per share of common stock, subject to adjustment in certain circumstances.  Upon conversion of the Debentures, the Company may in its discretion in lieu of delivering shares of common stock, deliver cash or a combination of cash and shares. If holders convert their Debentures prior to December 20, 2009 in connection with fundamental changes in control or public trading of common stock of the Company, they may be entitled to also receive a premium pursuant to a schedule in the Indenture.  After December 20, 2009, the Debentures may be redeemed at any time, in whole or in part, at a price equal to 100% of the principal amount, plus accrued and unpaid interest to the date of redemption.  On December 15 of 2011, 2014 and 2019 and in connection with certain fundamental changes in control or public trading of common stock of the Company, the holders of the Debentures may require the Company to purchase for cash all or part of their Debentures at a price equal to 100% of the principal amount, plus accrued and unpaid interest to the date of purchase.

In connection with the sale of the Debentures, the Company entered into a registration rights agreement with the initial purchaser of the Debentures, under which the Company has agreed to prepare and file a resale shelf registration statement with the Securities and Exchange Commission covering the resale of the Debentures and the common stock issuable upon conversion of the Debentures no later than 100 days following the original issuance of the Debentures, and thereafter to use its reasonable best efforts to cause such shelf registration statement to be declared effective within 180 days of the original issuance of the Debentures. The registration rights agreement is attached hereto as Exhibit 4.2.

Item 2.03                                             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

See Item 1.01, which is incorporated herein by reference.

Item   3.02   Unregistered Sales of Equity Securities

See Item 1.01, which is incorporated herein by reference.  The Company incurred $5,193,000 of net underwriting fees associated with the issuance of the Debentures.

Item 9.01                                             Financial Statements and Exhibits

(c) Exhibits

4.1                                 Indenture, dated as of December 17, 2004, between the Company and U.S. Bank National Association, as Trustee.

4.2                                 Registration Rights Agreement, dated December 17, 2004 between the Company and Credit Suisse First Boston LLC.

99.1                           Press Release of SEACOR Holdings Inc., dated December 7, 2004, announcing the pricing of the Debentures offering.

99.2                           Press Release of SEACOR Holdings Inc., dated December 8, 2004, announcing the pricing of the Debentures offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEACOR Holdings Inc.

By:	/s/ Randall Blank
	Name:	Randall Blank
	Title:	Executive Vice President and Chief Financial Officer

Date:  March 14, 2005

EXHIBIT INDEX

Exhibit No.	Description
4.1	Indenture, dated as of December 17, 2004, between the Company and U.S. Bank National Association, as Trustee.
4.2	Registration Rights Agreement, dated December 17, 2004 between the Company and Credit Suisse First Boston LLC.
99.1	Press Release of SEACOR Holdings Inc., dated December 7, 2004, announcing the pricing of the Debentures offering.
99.2	Press Release of SEACOR Holdings Inc., dated December 8, 2004, announcing the pricing of the Debentures offering.